Exhibit 10.5

Effective 10/1/2018 this Dealer Agreement Addendum (“Addendum”) attaches to and becomes a part of the Dealer Agreement (“Agreement”) previously entered into between SilverRock Automotive, Inc. and SilverRock Automotive of Florida, Inc. (Collectively “SilverRock Automotive” or “Company”) and Carvana, LLC (“Dealer”). If Dealer consists of more than one Dealer, this Addendum attaches to and becomes a part of the Agreements of each of the Dealers listed in Section 4 of this Addendum.

Whereas the parties wish to amend the Agreement for the Dealer’s participation in the Dealer Profit Sharing Program (“Program”).

Definitions: The capitalized terms used herein shall have the following meanings:
a. Calculation Date: The dates, June 30th and December 31st, on which Underwriting Profit calculations will be performed each year this Addendum is in effect.
b. Calendar Year Pool: Qualifying Contracts sold between January 1 and December 31 of each year, including any contracts the Dealer issued which the Company is the obligor either directly or through risk transfer.
c. Claims: The cost of vehicle repairs, benefits, and loss adjustment expenses which have been paid or approved under the terms of Qualifying Contracts.
d. Net Earned Reserve: That portion of the Reserve, net of cancellation refunds, related to the portion of Claims expected to occur during a specific period of time during the term of a Qualifying Contract.
e. Inception-to-Date: Is the period of time between the effective date of a Qualifying Contract and the Calculation Date.
f. Loss Ratio: Claims divided by Net Earned Reserves, expressed as a percentage, as of the Calculation Date.
g. Profit Share: The amount of Underwriting Profit that Dealer earns if Loss Ratio targets are met; it is calculated as the Calendar Year Pool’s Underwriting Profit at the Calculation Date less previous Profit Share distributions.
h. Payment Date: The dates, August 31st and February 28th, immediately following the Calculation Dates by which any amounts due under this Addendum will be paid.
i. Qualifying Contracts: Company service contracts with terms of twelve (12) months or longer which were sold by Dealer pursuant to the Dealer Agreement and which have not been cancelled and fully (100%) refunded, in addition to those service contracts sold prior to the Dealer Agreement which have subsequently been transferred to the Company as obligor and which have not been cancelled and fully (100%) refunded.
j. Reserve: Dollar amounts, determined by Company using relevant historical loss experience, which have been set aside for the payment of Claims.
k. Underwriting Profit: Amount by which Net Earned Reserve exceeds Claims and taxes or fees for Qualifying Contracts.
l. Underwriting Loss: Amount by which Claims and taxes or fees exceeds Net Earned Reserve for Qualifying Contracts.

Now therefore, in consideration of the agreements contained herein to be mutually kept and performed, the parties agree to the following:

Program Terms and Qualification
a. Qualifying Contracts shall be aggregated into Calendar Year Pools.
b. Dealer must maintain Loss Ratio of less than one-hundred percent (100%) and Underwriting Profit on an Inception-to-Date basis for all Calendar Year Pools in the aggregate to be eligible for Profit Share.
c. Underwriting Profit will be calculated for each Calendar Year Pool as follows: sum of Net Earned Reserves less paid or approved claims, and less any applicable federal, state or local taxes or fees paid.
d. If Loss Ratio requirements are met, Dealer’s Profit Share for any Calendar Year Pool will be calculated as the Underwriting Profit less previous Calendar Year Pool Profit Share distributions.
e. When distributing the Dealer’s Profit Share, the Company shall, at its sole discretion, have the right to offset Calendar Year Pools that have Underwriting Profit against Calendar Year Pools that have Underwriting Loss at each Calculation Date.

f. First remittance of Profit Share for any Calendar Year Pool shall be made to Dealer on the Payment Date following the first Calculation Date after Net Earned Reserve exceeds a certain percentage of Reserve to be determined by the parties from time to time less cancellation refunds. Subsequent payments will be made every six (6) months thereafter.
g. This Addendum terminates automatically upon termination of the Dealer Agreement.
h. This Addendum can be terminated by either party with ninety (90) days’ prior written notice.
i. This Addendum terminates automatically upon any of the following acts by Dealer: fraud or intentional misconduct against Company, filing for bankruptcy, insolvency, assignment for benefit of creditors or any act of similar or like nature.
j. Upon termination, all Profit Share payments on existing Calendar Year Pools will continue to be paid out to the Dealer according to the terms and qualifications above until the total Underwriting Profit or Underwriting Loss is fully realized.
k. Company has the right to offset Profit Share payments under this Addendum by any amounts Dealer owes to Company under the Agreement.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives.

SilverRock:		Dealer:

SilverRock Automotive, Inc.		Carvana, LLC
1720 W Rio Salado Pkwy		1930 W Rio Salado Pkwy
Tempe, AZ 85281		Tempe, AZ 85281

Signature:	/s/ Daniel Gaudreau	Signature:	/s/ Mark Jenkins
	Authorized Representative of SilverRock		Authorized Representative of Dealer

Name:	Daniel Gaudreau	Name:	Mark Jenkins
Title:	Treasurer	Title:	CFO
Date:	10/31/18	Date:	11/05/18

SilverRock Automotive of Florida, Inc.
1720 W Rio Salado Pkwy
Tempe, AZ 85281

Signature:	/s/ Mark Sauder
Authorized Representative of SilverRock

Name:	Mark Sauder
Title:	President
Date:	10/31/18